EXHIBIT 8

March __, 2002

Van Eck Funds II, Inc.
99 Park Avenue
New York, New York 10016

Ladies and Gentlemen:

As counsel to the Van Eck Funds II, Inc., a Maryland corporation (the "Company"), we have been asked to render our opinion with respect to the issuance of an indefinite number of Class A shares of stock of the Company (the "Shares"), representing interests in the Mid-Cap Value Fund, a series of the Company, as more fully described in the prospectus and statement of additional information contained in the Company's Registration Statement on Form N-1A.

We have examined such records, documents and other instruments and have made such other examinations and inquiries as we have deemed necessary to enable us to express the opinion set forth below.

Based upon the foregoing, we are of the opinion that the Shares, when issued and sold in accordance with the terms of the prospectus and statement of additional information relating to the Shares in effect at the time of such issuance and sale, will be validly issued, fully paid and non-assessable by the Company.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,



GOODWIN PROCTER LLP